Exhibit 99.1

For immediate release

October 13, 2015

AtriCure Completes Acquisition of nContact

WEST CHESTER, Ohio – October 13, 2015 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage management,  today announced that it has completed its previously announced acquisition of nContact, Inc., a privately held developer of innovative cardiac ablation solutions.

About AtriCure

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip left atrial appendage management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 33 million people worldwide. For more information visit AtriCure.com or follow us on Twitter @AtriCure.

About nContact

nContact’s mission is to transform the underserved arrhythmia market through the advancement of less invasive ablation alternatives for cardiac arrhythmias. The Company is conducting the CONVERGE IDE Clinical Trial, the first head-to-head study to evaluate the Convergent Procedure to catheter ablation in persistent atrial fibrillation patients. The Company’s lead technology, Epi-Sense® Coagulation System with VisiTrax®, has CE Mark approval in Europe for the coagulation of cardiac tissue in the treatment of atrial fibrillation and atrial flutter. The Epi-Sense Coagulation System with VisiTrax is indicated for endoscopic coagulation of cardiac tissue in the U.S. nContact was founded in 2005 and is headquartered in Morrisville, North Carolina, USA. For more information, visit www.ncontactinc.com.

CONTACTS:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@AtriCure.com

or

Investor Relations Contact

Westwicke Partners
Lynn Pieper

(415) 202-5678
lynn.pieper@westwicke.com